Monarch Casino Reports 2013 Second Quarter Results

RENO, NV -- (Marketwired - July 24, 2013) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, and the Riviera Black Hawk Casino ("Black Hawk") in Black Hawk, Colorado, today announced results for the quarter ended June 30, 2013.

The Company reported the following net revenues for the three month periods ended June 30, 2013 and 2012, respectively. Note that Black Hawk was acquired on April 26, 2012 (the "Acquisition Date"); therefore, 2012 Black Hawk information represents only results subsequent to the Acquisition Date.

                                 Three months ended
                                      June 30,                 Increase
                              ------------------------- -------------------
                                  2013         2012           $         %
                              ------------ ------------ ------------ ------
Net revenue
  Atlantis                    $ 37,231,961 $ 34,468,122 $  2,763,839    8.0%
  Black Hawk                    12,419,133    8,003,028    4,416,105   55.2%
                              ------------ ------------ ------------ ------
    Net revenue               $ 49,651,094 $ 42,471,150 $  7,179,944   16.9%
                              ============ ============ ============ ======

Atlantis net revenue for the second quarter of 2013 increased primarily due to higher casino and hotel revenue. The increase in Black Hawk net revenue is primarily due to the fact that the 2013 second quarter reflects a complete three-month period (91 days) while the 2012 second quarter only reflects Black Hawk revenue subsequent to the Acquisition Date (65 days). However, for illustration purposes only, Black Hawk second quarter 2013 net revenue for the period subsequent to April 26, 2013 increased 16% when compared to the same period subsequent to the Acquisition Date for the 2012 second quarter.

                                 Three months ended
                                       June 30,          Increase(Decrease)
                              ------------------------- -------------------
                                  2013         2012           $         %
                              ------------ ------------ ------------ ------
Adjusted EBITDA (1)
  Atlantis                    $ 11,173,417 $  7,789,198 $  3,384,219   43.4%
  Black Hawk                     4,821,254    2,546,186    2,275,068   89.4%
                              ------------ ------------ ------------ ------
                                15,994,671   10,335,384    5,659,287   54.8%
  Corporate and other expense   (1,159,940)    (747,950)    (411,990)  55.1%
                              ------------ ------------ ------------ ------
    Total Adjusted EBITDA     $ 14,834,731 $  9,587,434 $  5,247,297   54.7%
                              ============ ============ ============ ======

The Company generated record all-time Adjusted EBITDA of $14.8 million in the second quarter of 2013 representing a "Flow Through Rate"(2) of 73.1%.

After eliminating the effect of the $560 thousand nonrecurring sales tax benefit described in the consolidated operating expense section below, Atlantis Adjusted EBITDA increased $2.8 million or 36.3% compared to prior year's second quarter. This $2.8 million increase was due primarily to higher net revenue combined with lower selling, general and administrative ("SG&A Expense") expenses.

The increase in Black Hawk Adjusted EBITDA is primarily due to the fact that the 2013 second quarter reflects a complete three-month period while the 2012 second quarter only reflects results subsequent to the Acquisition Date. However, for illustrative purposes only, Black Hawk second quarter 2013 Adjusted EBITDA for the period subsequent to April 26, 2013 increased 47% when compared to the same period subsequent to the Acquisition Date for the 2012 second quarter.

The increase in corporate and other expense included in SG&A expense is primarily related to higher salaries and benefits expense.

Consolidated Operating Expense:
Casino operating expense as a percentage of casino revenue ("Casino Expense Margin") improved to 37.5% for the second quarter of 2013 compared to 40.8% for the second quarter of the prior year due primarily to lower Atlantis complimentaries expense and the inclusion of Black Hawk for an entire quarter which has a lower Casino Expense Margin than Atlantis.

Food and beverage operating expense as a percentage of food and beverage revenue for the 2013 second quarter remained relatively flat at 40.0% for the 2013 second quarter compared to 39.2% for the 2012 second quarter. Hotel operating expense as a percentage of hotel revenue for the 2013 second quarter improved to 27.1% from 29.2% for the comparable prior year quarter due primarily to higher hotel revenue.

SG&A Expense remained flat at $12.6 million for both the 2013 and 2012 second quarters. The Company recognized a nonrecurring benefit of $560 thousand during the 2013 second quarter from the reversal of accrued sales tax expense related to complimentary and employee meals in response to a ruling by the Nevada Tax Commission (affecting the entire Nevada hotel-casino industry) that complimentary and employee meals were no longer subject to taxation.

Credit Facility:
During the 2013 second quarter, the Company made net principal payments of $7.0 million reducing the outstanding credit facility to $64.8 million at June 30, 2013. Capital expenditures of $3.0 million in the second quarter of 2013 were funded out of operating cash flow and primarily represent costs related to the Black Hawk master development plan and capital expenditures associated with the ongoing redesign and upgrade of the existing Black Hawk facility.

Interest expense for the 2013 second quarter decreased to $516 thousand from $577 thousand for the second quarter of 2012 due to a lower interest rate combined with lower outstanding debt in the 2013 second quarter compared to the 2012 second quarter.

Reclassification of 2012 Expenses and Revenues:
Certain promotional allowance, casino, food and beverage, and SG&A expenses and certain casino and food and beverage revenues in the 2012 unaudited consolidated financial statements have been reclassified to conform to the 2013 presentation. These reclassifications had no effect on the previously reported income from operations, net income, consolidated Adjusted EBITDA or statements of cash flows.

John Farahi, Monarch CEO and Co-Chairman Comment:
Monarch's CEO and Co-Chairman John Farahi commented: "Our Atlantis and Black Hawk teams continue to deliver impressive results. On a consolidated basis in the second quarter of 2013, we achieved increased revenues, Adjusted EBITDA and net income, while also achieving a Flow Through rate of 73%."

Referring to the Black Hawk expansion plans, Mr. Farahi commented: "As we announced last quarter, our master planned expansion was approved by the Black Hawk City Council subject to certain conditions, meanwhile we are in the process of completely redesigning and upgrading the existing Black Hawk facility. Once completed, the approved master plan will nearly double the existing casino space, converting the facility into a full-scale, high end resort including a 335 foot hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, and associated support facilities. The planned ten story parking structure, together with existing parking, includes 1,551 parking spaces. Once the detailed design and construction plans are completed, we intend to finalize the cost estimate and construction timeline for the expansion project and secure necessary financing. We remain on-track to announce that cost estimate and construction timeline in late 2013."

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk Casino in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa, or on Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, approximately 700 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and is included in the city approved master planned expansion. For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000. Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino or on Twitter at @RivieraCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Black Hawk; (iv) integration of Black Hawk; and (v) plans, financing, construction, completion and opening of new and expanded facilities at Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

(2) "Flow Through Rate" is calculated as the increase in Adjusted EBITDA over the comparable prior year period divided by the increase in net revenue and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This calculation provides a measure of operational efficiency.

For additional information visit Monarch's website at MonarchCasino.com

                       Monarch Casino & Resort, Inc.
                     Consolidated Statements of Income
                                (Unaudited)

                         Three Months Ended           Six Months Ended
                              June 30,                    June 30,
                     --------------------------  --------------------------
                         2013          2012          2013          2012
                     ------------  ------------  ------------  ------------
Revenue
 Casino              $ 39,792,123  $ 33,452,976  $ 76,787,306  $ 57,175,297
 Food and beverage     12,494,373    11,788,422    24,385,133    22,092,620
 Hotel                  6,368,349     5,305,178    11,679,577     9,673,620
 Other                  2,314,753     2,245,285     4,644,733     4,382,641
                     ------------  ------------  ------------  ------------
   Gross revenue       60,969,598    52,791,861   117,496,749    93,324,178
Less promotional
 allowances           (11,318,504)  (10,320,711)  (22,241,018)  (17,953,767)
                     ------------  ------------  ------------  ------------
   Net revenue         49,651,094    42,471,150    95,255,731    75,370,411
                     ------------  ------------  ------------  ------------
Operating expenses
 Casino                14,923,240    13,632,111    29,429,025    23,765,661
 Food and beverage      4,994,464     4,620,609     9,838,898     9,064,765
 Hotel                  1,728,556     1,546,694     3,132,434     2,841,888
 Other                    813,181       765,841     1,564,824     1,492,065
 Selling, general
  and administrative   12,643,311    12,635,327    24,913,865    22,633,511
 Depreciation and
  amortization          4,379,873     4,260,205     9,023,308     7,635,289
 Acquisition expense            -     1,625,930             -     1,700,521
                     ------------  ------------  ------------  ------------
   Total operating
    expenses           39,482,625    39,086,717    77,902,354    69,133,700
                     ------------  ------------  ------------  ------------
   Income from
    operations         10,168,469     3,384,433    17,353,377     6,236,711
                     ------------  ------------  ------------  ------------
Other expenses
 Interest expense        (516,231)     (577,000)   (1,082,327)     (905,661)
                     ------------  ------------  ------------  ------------
   Total other
    expense              (516,231)     (577,000)   (1,082,327)     (905,661)
                     ------------  ------------  ------------  ------------
   Income before
    income taxes        9,652,238     2,807,433    16,271,050     5,331,050
Provision for income
 taxes                 (3,531,994)   (1,014,675)   (5,888,810)   (1,896,925)
                     ------------  ------------  ------------  ------------
   Net income        $  6,120,244  $  1,792,758  $ 10,382,240  $  3,434,125
                     ============  ============  ============  ============

Earnings per share
 of common stock
 Net income
   Basic             $       0.38  $       0.11  $       0.64  $       0.21
   Diluted           $       0.37  $       0.11  $       0.63  $       0.21

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
   Basic               16,191,852    16,139,074    16,169,711    16,138,616
   Diluted             16,702,137    16,249,450    16,537,330    16,253,730

                       Monarch Casino & Resort, Inc.
                        Consolidated Balance Sheets

                                                  June 30,     December 31,
                                                    2013           2012
                                               -------------  -------------
                                                (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                    $  17,768,818  $  19,043,213
  Receivables, net                                 2,295,188      2,456,883
  Inventories                                      2,270,474      2,382,802
  Prepaid expenses                                 2,484,506      2,636,422
  Deferred income taxes                            5,425,848      5,425,848
                                               -------------  -------------
      Total current assets                        30,244,834     31,945,168
                                               -------------  -------------
Property and equipment
  Land                                            27,914,847     27,914,847
  Land improvements                                6,561,729      6,561,729
  Buildings                                      150,843,298    150,843,298
  Building improvements                           11,681,100     11,681,100
  Furniture and equipment                        137,523,457    132,946,374
  Leasehold improvements                           1,346,965      1,346,965
                                               -------------  -------------
                                                 335,871,396    331,294,313
  Less accumulated depreciation and
   amortization                                 (160,001,038)  (152,868,719)
                                               -------------  -------------
      Net property and equipment                 175,870,358    178,425,594
Other assets
      Goodwill                                    25,110,810     25,110,810
      Intangible assets, net                       9,078,627     10,204,691
      Deferred income taxes                        1,214,113      1,214,113
      Other assets, net                            1,067,020      1,219,579
                                               -------------  -------------
Total other assets                                36,470,570     37,749,193
                                               -------------  -------------
  Total assets                                 $ 242,585,762  $ 248,119,955
                                               =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $   8,068,523  $   8,061,570
  Accrued expenses                                16,644,425     17,836,194
  Income taxes payable                                13,211        274,401
                                               -------------  -------------
      Total current liabilities                   24,726,159     26,172,165
                                               -------------  -------------
Long-term debt                                    64,800,000     81,100,000
                                               -------------  -------------
      Total liabilities                           89,526,159    107,272,165
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,277,765 outstanding at June 30,
   2013 and 16,147,324 at December 31, 2012          190,963        190,963
  Additional paid-in capital                      32,822,167     34,363,690
  Treasury stock, 2,818,535 shares at June 30,
   2013 and 2,948,976 at December 31, 2012, at
   cost                                          (44,934,950)   (48,306,046)
  Retained earnings                              164,981,423    154,599,183
                                               -------------  -------------
      Total stockholders' equity                 153,059,603    140,847,790
                                               -------------  -------------
    Total liability and stockholder's equity   $ 242,585,762  $ 248,119,955
                                               =============  =============

                       Monarch Casino & Resort, Inc.
            Reconciliation of Adjusted EBITDA (1) to Net Income
                                 (Unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA(1), a non-GAAP financial measure, to net income, a GAAP financial measure.

                         Three months ended           Six months ended
                              June 30,                    June 30,
                     --------------------------  --------------------------
                         2013          2012          2013          2012
                     ------------  ------------  ------------  ------------
Adjusted EBITDA (1)
  Atlantis           $ 11,173,417  $  7,789,198  $ 20,379,488  $ 15,588,817
  Black Hawk(a)         4,821,254     2,546,186     8,837,949     2,546,186
                     ------------  ------------  ------------  ------------
                       15,994,671    10,335,384    29,217,437    18,135,003
  Corporate and
   other expense       (1,159,940)     (747,950)   (2,318,497)   (1,977,130)
                     ------------  ------------  ------------  ------------
    Total Adjusted
     EBITDA          $ 14,834,731  $  9,587,434  $ 26,898,940  $ 16,157,873

Expenses
  Stock based
   compensation          (286,389)     (316,866)     (522,255)     (585,352)
  Depreciation and
   amortization        (4,379,873)   (4,260,205)   (9,023,308)   (7,635,289)
  Acquisition
   expense                      -    (1,625,930)            -    (1,700,521)
  Interest expense       (516,231)     (577,000)   (1,082,327)     (905,661)
  Provision for
   income taxes        (3,531,994)   (1,014,675)   (5,888,810)   (1,896,925)
                     ------------  ------------  ------------  ------------
    Net income       $  6,120,244  $  1,792,758  $ 10,382,240  $  3,434,125
                     ============  ============  ============  ============

    (a) We acquired Riviera Black Hawk Casino on April 26, 2012.

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com